Exhibit 99.1

Contact:	Brian E. Powers HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 15, 2016 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 15 Hickok Incorporated (OTC Pink: HICKA), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the third quarter and nine months ended June 30, 2016.

For the quarter ended June 30, 2016, the Company recorded a net loss of $8,095 or $.01 cents per share, compared with net income of $109,631 or $.07 cents per share, in the same period a year ago. Sales in the third quarter were $1,530,244, compared with $1,804,614 a year ago. The current year third quarter benefited from a single moderate size OEM order while the prior year third quarter benefited from two moderate size OEM orders. The addition of Federal Hose Manufacturing LLC (Federal Hose) on July 1, 2016 is expected to add significant sales and earnings during the fourth quarter of fiscal 2016.

In the first nine months, the Company reported a net loss of $519,728 or $.32 cents per share, compared with a net loss of $437,688 or $.27 cents per share, in the same period a year ago. Sales were $3,953,740, compared to $4,058,014 a year ago.

Robert L. Bauman, President and CEO, said, “Our third quarter was essentially break-even and the core Hickok fourth quarter is expected to be a little weaker but our total fourth quarter is expected to be substantially stronger due to the addition of Federal Hose on July 1, 2016 after a number of years of negotiations.” He also added, “Federal Hose has a history of profitable operations that I believe will allow the Company to execute a number of strategies that were not within our reach previously. In addition, the acquisition should add significant sales and earnings during the Company's fourth quarter of fiscal 2016 and for years to come."

Backlog at June 30, 2016 was $1,002,000 versus a backlog of $1,391,000 a year earlier. Included in the June 30, 2016 backlog is $345,000 of flexible hose orders. The core business backlog decreased by approximately $734,000 due primarily to decreased orders for diagnostic products to automotive OEM's of approximately $844,000 and aftermarket products of approximately $18,000, offset in part by an increase in orders for indicator products of approximately $128,000. The Company anticipates that approximately 78% of the current backlog will be shipped in the last quarter of fiscal 2016.

The Company's current assets at June 30, 2016 of  $3,051,823 are 2.3 times current liabilities, long-term debt $151,964 and working capital is $1,724,292. These compare to June 30, 2015 current assets of $2,868,975 that were 3.1 times current liabilities, no long-term debt and working capital of $1,934,888. At June 30, 2016 shareholder's equity was $2,117,462 or $1.29 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications. In addition,  the recent acquisition of Federal Hose will add the manufacture and distribution of flexible metal and silicone hoses to the Company's offerings.

Certain statements in this news release, including discussions of management's expectations for fiscal 2016, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively integrate Federal Hose and manage the larger operations of the combined business, effectively develop and market new products, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to satisfy its interest payments and obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2016	2015	2016	2015
Net sales	$1,530,244	$1,804,614	$3,953,740	$4,058,014
Income (loss) before Income tax	(8,095)	109,631	(519,728)	(437,688)
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	(8,095)	109,631	(519,728)	(437,688)

Basic income (loss) per share	(.01)	.07	(.32)	(.27)
Diluted income (loss) per share	(.01)	.07	(.32)	(.27)

Weighted average shares outstanding	1,638,215	1,638,215	1,638,215	1,638,215